EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-233448 and 333-251022 on Form S-3 and Registration Statement Nos. 333-211200, 333-218511, 333-229900, 333-236714 and 333-253562 on Form S-8 of our reports dated February 24, 2022, relating to the financial statements of Intellia Therapeutics, Inc., and the effectiveness of Intellia Therapeutics, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
February 24, 2022